Exhibit 10.3

WARRANT AGREEMENT

This Warrant Agreement (this “Agreement”) is dated as of June 16, 2008 among Answers Corporation, a Delaware corporation (the “Company”), and Redpoint Omega, L.P. and Redpoint Omega Associates, LLC (each a “Holder” and collectively, the “Holders”).

WHEREAS, pursuant to the Securities Purchase Agreement, dated of even date herewith, between the Company and the Holders (“Purchase Agreement”), the Holders have agreed to purchase Series A Preferred Stock with a Stated Value equal to $6,000,000 and Warrants; and

WHEREAS, the Company, concurrently with the purchase of the Series A Preferred Stock and Warrants, has agreed to issue certificates as set forth on Exhibit A attached hereto (“Warrant Certificates”) evidencing warrants (the “Unit Warrants”) to purchase a Unit (as defined herein) to the Holders for an investment of up to $7,000,000 hereunder;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Company and the Holders hereby agree as follows:

1.                                                                                       Definitions.  Capitalized terms used and not otherwise defined herein that are defined in the Purchase Agreement shall have the meanings given such terms in the Purchase Agreement.

2.                                                                                       Exercise of Warrant.

(a)                                  Each Unit Warrant shall entitle the Holder to purchase for $100 (the “Exercise Price”) a unit (“Unit”) consisting of (i) one share of the Company’s Series B Convertible Preferred Stock, par value $0.01 per share (“Series B Preferred Stock”), and (ii) one Common Stock Purchase Warrant attached hereto as Exhibit B (the “Common Stock Purchase Warrant”), each Common Stock Purchase Warrant entitling the holder thereof to purchase up to a number of shares of Common Stock equal to 50% of the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock purchased hereunder and issued in accordance with the terms of the Certificate of Designation, Number, Voting Powers, Preferences and Rights of Series B Convertible Preferred Stock (in substantially the form attached hereto as Exhibit C) (“Series B Certificate of Designation”), with an exercise price equal to $6.05 per share, subject to adjustment as set forth herein.  The shares of Common Stock issuable upon conversion of the Series B Preferred Stock and exercise of the Common Stock Purchase Warrant are hereinafter referred to as the “Series B Underlying Shares” and the Warrant Certificates, Series B Preferred Stock, the Common Stock Purchase Warrants and the Series B Underlying Shares are hereinafter collectively referred to as the “Warrant Securities”.  The Holders shall be entitled to purchase Units for an aggregate purchase price of up to $7,000,000 pursuant to this Agreement.

(b)                                 Exercise of the purchase rights represented by the Unit Warrant may be made, in whole or in part, at any time between the date hereof and June 16, 2009 (“Expiry Time”) by delivery to the principal office of the Company of a duly executed copy of the Notice of Exercise annexed hereto (or to such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of such Holder appearing on the books of the Company). If the Warrant Certificate evidencing the Unit Warrants is exercised in full, the Holder shall have surrendered the Warrant Certificate to the Company and the Company shall have received payment of the aggregate Exercise Price of the Units thereby purchased by wire transfer or cashier’s check drawn on a United States bank.  Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender the Warrant Certificate to the Company until the Holder has purchased all of the Units available hereunder and the Warrant Certificate has been exercised in full.  Partial exercises of the Warrant Certificate resulting in purchases of a portion of the total number of the Units available hereunder shall have the effect of lowering the outstanding number of Units purchasable hereunder in an amount equal to the applicable number of Units purchased.  If any Unit Warrant should be exercised in part only, the Company shall, upon surrender of the Warrant Certificates for cancellation and presentment of the Exercise Form, execute and deliver new a Warrant Certificate or Certificates, as the case may be, evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable thereunder.

(c)                                  The Holder shall, at least one (1) business day prior to the delivery of the Notice of Exercise, deliver to the Company written notice of its intention to exercise, in whole or in part, the Unit Warrant (the “Intent Notice”).  Notwithstanding anything herein to the contrary, within one (1) business day of receipt of the Intent Notice, the Company shall file with the State of Delaware the Series B Certificate of Designations.

(d)                                 Upon any exercise of a Unit Warrant pursuant to Section 2(a), no Common Stock Purchase Warrant shall be issued exercisable for fractional shares of Common Stock.  The aggregate number of shares of Common Stock issued upon exercise of such Common Stock Purchase Warrant shall be rounded down to the nearest whole share and any fractional shares of Common Stock that are not required to be issued by reason of this Section 2(d) shall be carried forward and shall be taken into account in the subsequent exercise of a Unit Warrant.  Whether or not Common Stock Purchase Warrants exercisable for fractional shares of Common Stock would be issuable upon any exercise of a Unit Warrant shall be determined on the basis of the total number of Unit Warrants being exercised at the time and the aggregate number of Common Stock Purchase Warrants issuable upon such exercise.

(e)                                  Notwithstanding anything herein to the contrary, the Company shall not issue to any Holder any Units, including pursuant to any rights herein, including, without limitation, any exercise rights, to the extent such shares comprising such Unit, when added to the number of shares of Common Stock issued (A) upon conversion of any shares of Series A Preferred Stock  and Series B Preferred Stock and (B) upon exercise of the Common Stock Purchase Warrants issued hereunder or pursuant to the Purchase Agreement, as applicable, would cause the total number of shares of Common Stock then beneficially owned by such Holder and any Persons whose beneficial ownership of Common Stock would be aggregated with such Holder for purposes of Section 13(d) of the Securities Exchange Act to exceed 19.999% of the total number of outstanding shares of Common Stock of the Company at the time of such issuance, or such greater number of shares of Common Stock permitted pursuant to the corporate governance rules of the Trading Market that is at the time the principal trading exchange or market for the Common Stock, based upon share volume, as confirmed in writing by counsel to the Company

(the “Maximum Aggregate Share Amount”), unless and until the Company obtains Stockholder Approval (as defined below).  For purposes of this Section 2(e), beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.    If on any attempted exercise of a Unit Warrant, the issuance of Units would exceed the Maximum Aggregate Share Amount and the Company shall not have previously obtained Stockholder Approval at the time of exercise, then the Company shall issue to the Holder requesting a Unit Warrant exercise such number of Units as may be issued below the Maximum Aggregate Share Amount and, with respect to the remainder of the aggregate number of Units, this Unit Warrant shall not be exercisable until and unless Stockholder Approval has been obtained.

3.                                                                                       Representations and Warranties.  The Company hereby represents and warrants to each Holder that, except as set forth on the disclosure schedules delivered to each Holder on the date hereof or on each date of a Notice of Exercise hereunder (each, an “Exercise Date”), as applicable, each of the representations and warranties made by the Company in the Purchase Agreement will be true and correct as of the date hereof and as of each Exercise Date unless a different time is expressly provided in such paragraph; provided, for purposes of this Section 3, that references to the “Underlying Shares” in such representations and warranties in the Purchase Agreement shall instead refer to the Warrant Securities with respect to the representations and warranties made pursuant to this Section 3.

4.                                                                                       Closing Deliveries.  On or prior to each Exercise Date, the Company shall deliver or cause to be delivered to each Purchaser the following:

(a)                                  a certificate, dated as of such Exercise Date, duly executed by an officer of the Company to the effect that the conditions specified in Sections 5(b)(i) and 5(b)(ii) have been satisfied;

(b)                                 a legal opinion of Company Counsel, substantially in the form of Exhibit D to the Purchase Agreement;

(c)                                  the Series B Preferred Stock and the Common Stock Purchase Warrants included in the Units purchased as a result of the exercise of the Unit Warrant pursuant to Section 2 hereof registered in the name of the Holder;

(d)                                 evidence of filing of the Series B Certificate of Designation in form and substance reasonably satisfactory to each Holder; and

(e)                                  the Indemnification Agreement in favor of the Series B Director (as defined in the Registration Rights Agreement), to the extent that the Holder or its affiliates have the right to appoint the Series B Director, duly executed by the Company, unless such agreement is already in full force and effect with respect to the Series B Director.

5.                                                                                       Closing Conditions.

(a)                                  The obligations of the Company hereunder in connection with each exercise of the Unit Warrant pursuant to Section 2 hereof is subject to the following conditions being met, any or all of which may be waived by the Company:

(i)                                     the accuracy in all material respects on each Exercise Date of the representations and warranties of the Holder contained in the Purchase Agreement; and

(ii)                                  the delivery by the Holder to the Company of the aggregate Exercise Price of the Units thereby purchased.

(b)                                 The obligations of the Holder hereunder in connection with each exercise of the Unit Warrant pursuant to Section 2 hereof is subject to the following conditions being met, any or all of which may be waived by such Holder in writing:

(i)                                     the accuracy in all material respects on each Exercise Date of the representations and warranties of the Company contained in the Purchase Agreement (which are incorporated by reference herein and modified as set forth in Section 3 above);

(ii)                                  all obligations, covenants and agreements of the Company required to be performed in connection with such exercise of the Unit Warrant shall have been performed;

(iii)                               there shall have been no Material Adverse Effect with respect to the Company since the date hereof;

(iv)                              as of each Exercise Date, the Transaction Documents shall be in full force and effect;

(v)                                 the Series B Certificate of Designation shall have been duly filed by the Company with the Secretary of State of the State of Delaware in accordance with the General Corporation Law of the State of Delaware; and

(vi)                              as of each Exercise Date, trading in the Common Stock shall not have been suspended by the Commission or the Company’s principal Trading Market (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to each Exercise Date), and, at any time prior to each Exercise Date, trading in securities generally as reported by Bloomberg Financial Markets shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any Trading Market, nor shall a banking moratorium have been declared either by the United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, the financial markets which, in each case, makes it impracticable or inadvisable to purchase the Series B Preferred Stock and the Common Stock Purchase Warrants.

6.                                                                                       Stockholder Approval.  The Company shall provide each stockholder entitled to vote at a special meeting of stockholders of the Company (the “Stockholder Meeting”), which shall be promptly called and held not later than 90 calendar days from the date hereof, a proxy statement meeting the requirements of Section 14 of the Exchange Act and the related rules and regulations thereunder promulgated by the Commission (“Proxy Statement”) soliciting each such stockholder’s affirmative vote at the Stockholder Meeting for approval of resolutions approving the Company’s issuance of the Warrant Securities and any shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock and exercise of the Common Stock Purchase Warrants and any other securities issuable pursuant to the Certificate of Designation and the Series B Certificate of Designation and all the other transactions contemplated by the Transaction Documents and this Agreement (including, without limitation, increase in the size of the Board of Directors as necessary to elect the Series B Director (as defined in the Registration Rights Agreement)) (the “Stockholder Approval”) in accordance with law and the rules and regulations of the Nasdaq Global Market (or any other applicable Trading Market) and the Delaware General Corporation Law, and the Company shall use its reasonable best efforts to solicit its stockholders’ approval of such resolutions and to cause the Board of Directors of the Company to recommend to the stockholders that they approve such resolutions.  The Proxy Statement shall be in a form reasonably acceptable to the Holders and accordingly, the Company shall provide the Legal Counsel (as defined in the Registration Rights Agreement) with reasonable opportunity to review and comment on the Proxy Statement.

The Company shall keep the Holders apprised of the status of matters relating to the Proxy Statement and the Stockholder Meeting, including promptly furnishing the Holders and their counsel with copies of notices or other communications related to the Proxy Statement, the Stockholder Meeting or the transactions contemplated hereby received by the Company from the Commission or the Nasdaq Global Market.

7.                                                                                       Operation of Business.  During the period from the date of this Agreement until the Expiry Time, except as contemplated by this Agreement and the Transaction Documents, the Company shall carry on its business in the ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers, consultants and employees and preserve its relationships with customers, suppliers and others having business dealings with it.

8.                                                                                       Non-Solicitation.

(a)                                  During the period from the date of this Agreement until the first day following  the Stockholder Meeting in which a vote of the stockholders of the Company takes place for the Stockholder Approval, without the consent of each of the Holders, the Company shall not take, cause or permit (and shall use its best efforts to ensure that none of its officers, directors, agents or representatives takes, causes or permits) any person to take, directly or indirectly, any of the following actions with any third party:  (i) solicit, knowingly encourage, initiate or participate in any negotiations, inquiries or discussions with respect to any offer or proposal (including, without limitation, from any third parties) to acquire any capital stock of the Company (including any securities convertible into or exercisable or exchangeable for such capital stock) for capital raising purposes (an “Alternative Proposal”), (ii) disclose, in connection with an Alternative Proposal, any nonpublic information concerning Company’s business or properties or afford to any third party access to its properties, books or records, except in the ordinary course of business and as required by law or pursuant to a governmental request for information, (iii) enter into or execute any agreement providing for an Alternative Proposal or (iv) make or authorize any public statement, recommendation or solicitation in support of any Alternative Proposal or any offer or proposal relating to an Alternative Proposal.

(b)                                 In the event that the Company is contacted by any third party expressing an interest in discussing an Alternative Proposal, the Company will promptly, but in no event later than twenty-four (24) hours following the Company’s knowledge of such contact, notify the Holders in writing of such contact and the identity of the third party so contacting the Company and shall promptly, but in no event later than twenty-four (24) hours, advise the Holders of any material modification or proposed modification thereto.

9.                                                                                       Integration.  Neither the Company, nor any of its affiliates, nor any Person acting on its or their behalf shall sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Warrant Securities in a manner that would require the registration under the Securities Act of the sale of the Warrant Securities to the Holders or that would be integrated with the offer or sale of the Warrant Securities for purposes of the rules and regulations of any Trading Market.

10.                                                                                 Conversion and Exercise Procedures.  The form of Notice of Exercise included in this Agreement, the Warrant Certificate and the Common Stock Purchase Warrants and the form of Notice of Conversion included in the Series B Certificate of Designation set forth the totality of the procedures required of a Holder in order to exercise the Unit Warrants and the Common Stock Purchase Warrants or convert the Series B Preferred Stock.  No additional legal opinion or other information or instructions shall be required of such Holder to exercise their Unit Warrants or Common Stock Purchase Warrants or convert their Series B Preferred Stock.  The Company shall honor exercises of the Unit Warrants and Common Stock Purchase Warrants and conversions of the Series B Preferred Stock and shall deliver Series B Underlying Shares in accordance with the terms, conditions and time periods set forth herein and in the Transaction Documents.

11.                                                                                 Securities Laws Disclosure; Publicity.  The Company and the Holders shall consult with each other in issuing any press releases or other public disclosures with respect to the transactions contemplated hereby, and neither the Company nor any Holder shall issue any such press release without the prior consent of the Company, with respect to any press release or other public disclosure of such Holder, or without the prior consent of the Holders with respect to any press release or other public disclosure of the Company, which consent shall not unreasonably be withheld, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication.  Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Holder or any of its affiliates, or include the name of any Holder or any of its affiliates in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of such Holder, except (i) as required by federal securities law in connection with the registration statement contemplated by the Registration Rights Agreement and (ii) to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide such Holder with prior notice of such disclosure permitted under subclause (i) or (ii).

12.                                                                                 Stockholder Rights Plan.  No claim will be made or enforced by the Company or, to the knowledge of the Company, any other Person, that any Holder is an “Acquiring Person” under any stockholder rights plan or similar plan or arrangement in effect or hereafter adopted by the Company, or that any Holder could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Warrant Securities hereunder or under the Transaction Documents or under any other agreement between the Company and such Holder. The Company shall conduct its business in a manner so that it will not become subject to the Investment Company Act.

13.                                                                                 Indemnification of Holders.   Subject to the provisions of this Section 13, the Company will indemnify and hold each Holder and its directors, officers, stockholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Holder (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling person (each, a “Holder Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Holder Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or (b) any action instituted against a Holder Party, by any third party with respect to any of the transactions contemplated hereunder (unless such action is based upon a breach of such Holder’s representations, warranties or covenants under this Agreement or any agreements or understandings such Holder may have with any such stockholder or any violations by such Holder of state or federal securities laws or any conduct by such Holder which constitutes fraud, gross negligence, willful misconduct or malfeasance).  If any action shall be brought against any Holder Party in respect of which indemnity may be sought pursuant to this Agreement, such Holder Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing.  Any Holder Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Holder Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Company and the position of such Holder Party.  The Company will not be liable to any Holder Party under this Agreement (i) for any settlement by a Holder Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (ii) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Holder Party’s breach of any of the representations, warranties, covenants or agreements made by the Holders in this Agreement.

14.                                                                                 Reservation and Listing of Securities.

(a)                                  The Company shall maintain a reserve from its duly authorized shares of Common Stock for issuance pursuant to this Agreement or the Transaction Documents in such amount as may be required to fulfill its obligations in full under this Agreement and the Transaction Documents.

(b)                                 If, on any date, the number of authorized but unissued (and otherwise unreserved) shares of Common Stock is less than the Required Minimum on such date, then the Board of Directors shall use commercially reasonable efforts to amend the Company’s certificate of incorporation to increase the number of authorized but unissued shares of Common Stock to at least the Required Minimum at such time, as soon as possible and in any event not later than the 75th day after such date.

(c)                                  The Company shall, if applicable: (i) in the time and manner required by the Trading Market, prepare and file with such Trading Market an additional shares listing application covering a number of shares of Common Stock at least equal to the Required Minimum on the date of such application, (ii) take all steps necessary to cause such shares of Common Stock to be approved for listing on the Trading Market as soon as possible thereafter, (iii) provide to each Holder evidence of such listing, and (iv) maintain the listing of such Common Stock on any date at least equal to the Required Minimum on such date on such Trading Market or another Trading Market.

15.                                                                                 Form D: Blue Sky Filings.  The Company agrees to timely file a Form D with respect to the Warrant Securities as required under Regulation D and to provide a copy thereof, promptly upon request of any Holder.  The Company shall, on or before the date hereof, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Warrant Securities for, sale to the Holders under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of any Holder.  The Company shall make all filings and reports relating to the offer and sale of the Warrant Securities required under applicable securities or “Blue Sky” laws of the states of the United States following the date hereof.

16.                                                                                 Legends.

(a)                                  Certificates evidencing the Underlying Shares shall not contain any legend: (i) while a registration statement (including, without limitation, the Registration Statement) covering the resale of such security is effective under the Securities Act, or (ii) following any sale of such Underlying Shares pursuant to Rule 144, or (iii) if such Underlying Shares are eligible for sale under Rule 144(b)(1), or (iv) if such legend is not required under applicable requirements of the Securities Act (including, without limitation, judicial interpretations and pronouncements issued by the staff of the Commission). The Company shall cause its counsel to issue a legal opinion to the Company’s transfer agent promptly after the Effective Date if required by the Company’s transfer agent to effect the removal of the legend hereunder.  If all or any portion of Series B Preferred Stock or Common Stock Purchase Warrant is converted or exercised (as applicable) at a time when there is an effective registration statement (including, without limitation, the Registration Statement) to cover the resale of the Underlying Shares, or if such Underlying Shares may be sold under Rule 144(b)(1) or if such legend is not otherwise required under applicable requirements of the Securities Act (including, without limitation, judicial interpretations thereof) then such Underlying Shares shall be issued free of all legends.  The Company agrees that following the Effective Date or at such time as such legend is no longer required under this Section 16(a), it will, no later than three Trading Days following the delivery by a Holder to the Company or the Company’s transfer agent of a certificate representing Underlying Shares, as applicable, issued with a restrictive legend (such third Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to such Holder a certificate representing such shares that is free from all restrictive and other legends.  The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in this Section.  Certificates for Securities subject to legend removal hereunder shall be transmitted by the transfer agent of the Company to the Holder by crediting the account of the Holder’s prime broker with the Depository Trust Company System

(b)                                 Notwithstanding anything herein to the contrary, no registration statement or opinion of counsel shall be necessary for a transfer (i) by a Holder that is a partnership to a partner (limited or general) of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner or the transfer by gift, will or intestate succession of any partner to his or her spouse or to the siblings, lineal descendants or ancestors of such partner or his or her spouse,  (ii) by a Holder that is a limited liability company to a member of such limited liability company or a retired member of such limited liability company who retires after the date hereof, or to the estate of any such member or retired member or the transfer by gift, will or intestate succession of any member to his or her spouse or to the siblings, lineal descendants or ancestors of such member or his or her spouse or (iii) by a Holder to an affiliate of such Holder, if the prospective transferee agrees in all such instances in writing to be subject to the terms hereof to the same extent as if he or she were an original Investor hereunder.

17.                                                                                 Rights of the Holder. The Warrant Certificate does not entitle the Holder to any voting rights or other rights as a shareholder of the Company prior to the exercise hereof.  Upon the surrender of the Warrant Certificate and the payment of the aggregate Exercise Price, the Series B Preferred Stock and Common Stock Purchase Warrants so purchased shall be and be deemed to be issued to such Holder as the record owner of such securities as of the close of business on the later of the date of such surrender or payment.

18.                                                                                 Notices to Warrant Holder. Nothing contained in this Agreement shall be construed as conferring upon the Holder or  Holders the right to vote or to consent or to receive notice as a shareholder in respect of any meetings of shareholders for the election of directors or any other matter, or as having any rights whatsoever as a shareholder of the Company.

19.                                                                                 Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the next Trading Day after delivery, if such notice or communication is delivered via confirmed registered mail,  (b) the 2nd Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (c) upon actual receipt by the party to whom such notice is required to be given.  The address for such notices and communications shall be as set forth on the signature pages attached hereto (unless later updated in writing by the parties hereto to the other parties) and if to the Company, with a copy to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

155 Constitution Drive

Menlo Park, CA 94025

Attention: Scott C. Dettmer, Bennett L. Yee

Fax: (650) 321-2800.

20.                                                                                 Fees and Expenses.  Except as expressly set forth herein and in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement; provided, however, the Company shall reimburse, in connection with each exercise of the Unit Warrant (and payable on such exercise dates), the reasonable fees for the Holders’ legal counsel, fees to other advisors retained by the Holders to represent them in the transactions contemplated by this Agreement and the Transaction Documents, in an aggregate amount not to exceed $100,000, less any amount previously reimbursed by the Company pursuant to this Section 20 or pursuant to Section 5.2 of the Purchase Agreement.  The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Securities to the Purchasers.

21.                                                                                 Survival.  The representations, warranties, covenants and other agreements contained herein shall survive the delivery, exercise and/or conversion of this Warrant Agreement, the Series B Preferred Stock, the Common Stock Purchase Warrants, the Warrant Certificates and the Series B Underlying Shares, as applicable, for the applicable statue of limitations.

22.                                                                                 Successors.  All the covenants and provisions of the Warrant Agreement by or for the benefit of the Holder shall inure to the benefit of his successors and assigns hereunder.

23.                                                                                 Governing Law. The Warrant Agreement shall be deemed to be made under the laws of the State of New York and for all purposes shall be construed in accordance with the laws of said State, excluding choice of law principles thereof.

24.                                                                                 Entire Agreement; Amendment; Waiver.  The Warrant Agreement and all attachments hereto and all incorporation by references set forth herein, set forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them. The Warrant Agreement may be amended, the Company may take any action herein prohibited or omit to take any action herein required to be performed by it, and any breach of any covenant, agreement, warranty or representation may be waived, only if the Company has obtained the written consent or waiver of the Holder. No course of dealing between or among any persons having any interest in the Warrant Agreement will be deemed effective to modify, amend or discharge any part of the Warrant Agreement or any rights or obligations of any person under or by reason of the Warrant Agreement.

25.                                                                                 Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission (or electronic transmission of PDF file), such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile (or PDF file) signature page were an original thereof.

26.                                                                                 Severability.  If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

27.                                                                                 Replacement of Securities.  If any certificate or instrument evidencing any Series B Preferred Stock, Unit Warrant, Common Stock Purchase Warrant or Series B Underlying Shares is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested.  The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement certificate or instrument.

28.                                                                                 Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each Holder and the Company will be entitled to specific performance under the Transaction Documents and this Agreement.  The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

29.                                                                                 Liquidated Damages.  The Company’s obligation to pay any partial liquidated damages or other amounts owing under the Transaction Documents or this Agreement is a continuing obligation of the Company and shall not terminate until all unpaid partial liquidated damages and other amounts have been paid notwithstanding the fact that the instrument or security pursuant to which such partial liquidated damages or other amounts are due and payable shall have been canceled.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Warrant Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

ANSWERS CORPORATION		Address for Notice:

By:	/s/ Robert S. Rosenschein
Name: Robert S. Rosenschein
Title: Chief Executive Officer

With a copy to (which shall not constitute notice):

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOR PURCHASER FOLLOWS]

[HOLDER SIGNATURE PAGE TO WARRANT AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Warrant Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Redpoint Omega, L.P., by its General Partner
Redpoint Omega, LLC

Redpoint Omega Associates, LLC, as nominee

By:	/s/ W. Allen Beasley

W. Allen Beasley
Name

Managing Director
Title

Address for Notice of Holder:

Address for Delivery of Securities for Holder (if not same as above):

EIN Number:

EXHIBIT A

[Form of Warrant Certificate]

EXHIBIT B

[Form of Common Stock Purchase Warrant Certificate]

EXHIBIT C

[Series B Certificate of Designation]

NOTICE OF EXERCISE

TO:     ANSWERS CORPORATION

(1)          The undersigned hereby elects to purchase                  Units of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the Exercise Price in full, together with all applicable transfer taxes, if any.

(2)          Please issue a certificate or certificates representing said securities issuable in the name of the undersigned or in such other name as is specified below:

The Units shall be delivered to the following:

(3)          Accredited Investor.  The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

[SIGNATURE OF HOLDER]

Name of Investing Entity:
Signature of Authorized Signatory of Investing Entity:
Name of Authorized Signatory:
Title of Authorized Signatory:
Date:

ASSIGNMENT FORM

(To assign the foregoing warrant, execute
this form and supply required information.
Do not use this form to exercise the warrant.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to whose address is

.

Dated:	,

Holder’s Signature:

Holder’s Address:

Signature Guaranteed:

NOTE:  The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank or trust company.  Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.